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                          ANALYTICAL RESEARCH AGREEMENT


AGREEMENT, made as of the second day of January 1996 between Templeton/Franklin Investment Services, Inc. ("TFIS") and Security Management Company ("SMC").

WHEREAS,   Templeton/Franklin   Investment  Services,   Inc.  is  an  indirectly
wholly-owned subsidiary of Templeton Worldwide, Inc., which in turn is a wholly-owned subsidiary of Franklin Resources, Inc.;

WHEREAS, TFIS is an investment advisory firm which specializes in U.S. and international equity markets;

WHEREAS, SMC is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser;

WHEREAS, SMC desires to retain the services of TFIS to provide certain analytical research services to SMC with respect to its responsibilities to certain of its clients;

NOW THEREFORE, in consideration of the mutual agreements herein contained, TFIS and SMC agree as follows:

 1. TFIS agrees to provide SMC with such research and data on domestic and international equity securities as specified in paragraph 6, and which SMC determines is relevant in providing investment advisory services to its clients. SMC, or its designee, will identify for TFIS (i) the sectors of the domestic equity market for which it seeks research and (ii) the countries in the international equity market for which it seeks research. With respect to each particular sector or country identified by SMC or its designee, TFIS will provide a daily list of securities which meet its research analytics selection criteria as specified in paragraph 6. SMC, pursuant to its investment management discretion on behalf of its clients, will independently evaluate the investment characteristics of such securities and consider other factors it deems relevant before ultimately deciding on which securities to purchase or sell on behalf of its clients.

 2. As compensation for the analytical research services to be provided to SMC pursuant to this Agreement, SMC agrees to pay TFIS an analytical research fee of .30% on an annual basis of the first $50 million of the average daily net equity securities assets, and .25% on an annual basis of the average daily net equity securities assets in excess of $50 million of those clients for which the research provided hereunder is used. Such fee shall be calculated daily and payable monthly.

 3. It is understood that the services provided by TFIS are not to be deemed exclusive and nothing in this Agreement shall preclude TFIS from providing similar services to other clients, including clients which may invest in the same type of securities as set forth in the data transmitted hereunder, so long as its services under this Agreement are not impaired

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     thereby.  Nothing in this Agreement shall be deemed to impose upon TFIS any obligations in the course of providing analytic research services hereunder to identify securities which TFIS or affiliated entities may purchase for itself for its own accounts or the accounts or any client.

 4. During the term of this Agreement, TFIS will pay all expenses incurred by it, its staff and their activities, in connection with the services to be provided by it under this Agreement.

 5. Nothing herein shall be construed as constituting TFIS or SMC as agent of the other.

 6. It is understood that TFIS will contract with TQA Research, Inc. ("TQA") and the analytical research provided hereunder will be derived from information supplied TFIS by TQA. Research data will not be originated by TFIS. In addition to relaying information supplied by TQA, TFIS will monitor such information and provide the following additional services in connection therewith: (i) review any fundamental analysis and support the security selection process for any REIT positions among TQA's recommended securities; (ii) review long-term growth rate assumptions used in TQA's stock valuation model; (iii) review country asset allocation decisions and relative weightings; (iv) review domestic industry/sector weightings on a fundamental basis; (v) review First Call/Zachs earnings estimate revisions to capture sentiment not yet captured or reflected in TQA's Estimate Revision Model (ERM) and Forecast Risk Factor (FRF) Model; (vi) review non-US securities generated from TQA stock selection models for liquidity constraints; and (vii) review cost analysis of using foreign index futures (roll premiums, commissions, etc.) for individual country exposure versus cost of constructing baskets of stocks (opportunity cost, market impact, etc.).

 7. During the term of this Agreement, SMC (or any of its subsidiaries or affiliates) shall be entitled to refer to TFIS as a provider of research services to any client on whose behalf SMC is using the data provided hereunder. SMC agrees not to characterize the nature of services provided hereunder as investment advisory services as described under the Investment Company Act of 1940 (the "1940 Act"). SMC also agrees to submit to TFIS copies of any material prepared for distribution to SMC clients or other members of the public which refer to TFIS by name and/or the research services provided pursuant to this Agreement within 10 days of first use.

 8. TFIS represents and warrants to SMC that (i) it is a validly existing corporation under the laws of the State of Delaware; (ii) no provisions of any contract, agreement or understanding to which TFIS, or any of its subsidiaries or affiliates, is a party prevents it from providing the services contemplated by this Agreement; and (iii) it will meet (and will continue to meet for the duration of this Agreement) all applicable federal or state requirements, or the applicable requirements of any self regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement. SMC represents and warrants to TFIS that (i) it is a validly existing corporation under the laws of the State of Kansas; (ii) no provisions of any contract, agreement or understanding to which SMC or any of its subsidiaries or affiliates, is a party prevents it from providing the

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     services  contemplated  by this  Agreement;  and  (iii) it will  meet  (and continue to meet for the duration of this Agreement) all applicable federal and state requirements, or the applicable requirements of any self regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

 9. TFIS agrees to maintain records of its activities and of the information forwarded by it to SMC pursuant to Section 6 of this Agreement for a period of time on which the parties may reasonably agree. TFIS further agrees to release copies of such records upon reasonable advance notice.

10. This Agreement shall become effective as of January 2, 1996 and shall continue in effect for one year from that date. If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter.

11. Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty (60) days' written notice to the other party. TFIS and SMC also agree that this Agreement shall automatically terminate in the event that the investment advisory contract between SMC and the Fund is terminated, or TFIS's related analytical research agreement with TQA is terminated for any reason.

12.  This Agreement will terminate automatically in the event of its assignment.

13. This Agreement shall be construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

14. SMC agrees not to hold TFIS accountable or liable with respect to the nature of TFIS's services unless TFIS acts with reckless disregard of its duties hereunder or violates applicable federal or state law in the performance of its duties. In addition, SMC agrees to indemnify TFIS, each of TFIS's affiliated companies, and all of the divisions, subsidiaries, directors, officers, agents, employees and assigns of each of the foregoing (collectively, "Indemnified Parties"), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by TFIS) ("Actions") to which TFIS may be or become subject as a result or arising our of (a) any negligent act or omission by SMC or its agents relating to the performance of its obligations under this Agreement; (b) any breach of SMC's representations or warranties contained in this Agreement; or (c) SMC's failure to comply with any of the terms of this Agreement. This indemnification is understood to apply in the case of, among other things, any Actions brought by shareholders or beneficial holders of interests in investment companies or other investment vehicles advised by SMC or any SMC affiliates, and to administrative or other legal actions brought by federal or state regulatory organizations with respect in any way whatsoever to any of the services to be provided by TFIS hereunder or the way in which such services are represented or described to any client of SMC or prospective client of SMC. SMC agrees further to hold TFIS harmless from any Actions resulting from any

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     allegation by any party that TQA, or the  information  TQA provides to TFIS and thereby to SMC, infringes in any way upon the patents, copyright or trademark belonging to any third party.

15. Notice required to be given under this Agreement by either party shall be in writing by personal delivery or certified mail, return receipt requested or by confirmed telecopy. Notice shall be to the addresses set forth on the signature page hereto.

16. This Agreement sets forth the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter. This Agreement may not be amended except by a writing signed by the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized corporate officers as of the day and year first above written.

                                     TEMPLETON/FRANKLIN INVESTMENT SERVICES INC.

                                           By         Deborah R. Gatzek
                                             -----------------------------------
                                             Deborah R. Gatzek
                                             Senior Vice President
                                             Address:  777 Mariners Island Blvd.
                                                       San Mateo, CA 94404


                                           SECURITY MANAGEMENT COMPANY

                                           By         James R. Schmank
                                             -----------------------------------
                                             James R. Schmank
                                             Senior Vice President
                                             Address:  700 Harrison Street
                                                       Topeka, Kansas 66636